UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report: October 19, 2010

(Date of earliest event reported)

TENET HEALTHCARE CORPORATION

(Exact name of Registrant as specified in its charter)

Nevada	1-7293	95-2557091
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1445 Ross Avenue, Suite 1400

Dallas, Texas 75202

(Address of principal executive offices, including zip code)

(469) 893-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 19, 2010, we entered into an $800 million Amended and Restated Credit Agreement (the “Amended Credit Agreement”) with Citicorp USA, Inc., as Administrative Agent, Bank of America, N.A., as Syndication Agent, Citigroup Global Markets Inc. and Banc of America Securities LLC, as Joint Lead Arrangers and various other financial institutions. The Amended Credit Agreement amends and restates in its entirety our original credit agreement.

The Amended Credit Agreement provides, subject to borrowing availability, for revolving loans in an aggregate principal amount of up to $800 million (the “Facility”), with a $300 million sub-facility for letters of credit. Our borrowing availability under the Facility is calculated by reference to a borrowing base which is determined by specified percentages of eligible accounts receivable, including self-pay accounts. We currently have no outstanding borrowings under the Facility. Letters of credit in the amount of $185 million are outstanding under the Facility.

The revolving loans and all other obligations under the Amended Credit Agreement are secured by a first priority lien on the accounts receivable of all of our wholly-owned hospital subsidiaries. In addition, each of these subsidiaries has guaranteed the payment of borrowings and all other obligations under the Amended Credit Agreement.

The Amended Credit Agreement will expire on the earliest of (a) October 19, 2015, or (b) 60 business days before the maturity date of either our 9 1/4% senior notes due February 1, 2015, or our 9% senior secured notes due May 1, 2015, unless, prior to that date, the maturity date with respect to 80% of the principal amount of the notes is extended to a date no earlier than one year after the scheduled termination date of the Credit Agreement or 80% of the principal amount of such notes is repaid, defeased or refinanced.

Outstanding revolving loans under the Facility accrue interest during the six-month initial period at the rate of either (i) a base rate plus a margin of 2.00% or (ii) LIBOR plus a margin of 3.00% per annum. Thereafter, outstanding revolving loans under the Facility accrue interest at a base rate plus a margin ranging from 1.75% to 2.25% or LIBOR plus a margin ranging from 2.75% to 3.25% per annum as set forth in a grid based on available credit. The unused commitment fee will be payable on the undrawn portion of the Facility at a six-month initial rate of 0.50% per annum. Thereafter, the unused commitment fee will range from 0.375% to 0.625% per annum as set forth in a pricing grid based on available credit.

The foregoing description of the Amended Credit Agreement is a summary and is qualified in its entirety by the terms and provisions of the Amended Credit Agreement filed as an exhibit to this report, the terms of which are incorporated herein by reference.

Certain of the lenders party to the Amended Credit Agreement and the Administrative Agent, as well as certain of their affiliates, have performed, and may in the future perform, for Tenet and its subsidiaries, various commercial banking, investment banking, underwriting and other financial advisory services, for which they have received and may in the future receive customary fees and expenses.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this report is incorporated into this Item 2.03 by reference.

Item 9.01.	Financial Statements and Exhibits.

d) Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement, dated as of October 19, 2010, among the Registrant, Citcorp USA, Inc., as administrative agent, Bank of America, N.A., as syndication agent, Citigroup Global Markets Inc. and Banc of America Securities LLC, as joint lead arrangers, and the financial institutions named therein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENET HEALTHCARE CORPORATION

By:	/s/ Biggs C. Porter
Biggs C. Porter
Chief Financial Officer

Date: October 20, 2010

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement, dated as of October 19, 2010, among the Registrant, Citcorp USA, Inc., as administrative agent, Bank of America, N.A., as syndication agent, Citigroup Global Markets Inc. and Banc of America Securities LLC, as joint lead arrangers, and the financial institutions named therein.